FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-47679



            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 19, 1998

                                1,212,863 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated March 19, 1998 (the "Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 1, 212,863 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. Of the Shares offered under the Prospectus, (i) 1,112,801 Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of Tripod, Inc., a Delaware corporation, by and through a merger of a wholly-owned subsidiary of Lycos, Pod Acquisition Corporation, with and into Tripod (the "Acquisition") and (ii) 100,062 Shares were originally issued by the Company in connection with the Company's purchase of 1,000,000 shares of Class A Preferred Stock of GlobeComm, Inc., a Delaware corporation. The "Selling Stockholders" section of the Prospectus is hereby supplemented to reflect the distribution by Berkshire Capital Investors, Limited Partnership ("BCI") of 18,000 Shares to its limited partners after the date of the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 6, 1998

                              SELLING STOCKHOLDERS


         Eighteen thousand (18,000) of the Shares beneficially owned by BCI and reflected in the Prospectus were distributed to the limited partners of BCI on April 1, 1998. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution by BCI and supplemented to specifically include the entities and individuals who received such distribution. The following table sets forth as of April 2, 1998, the number of Shares owned beneficially by BCI and the name of each of the entities and individuals of the Company who received Shares through the distribution by BCI, and the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each such Selling Stockholder after completion of the offering.

         Except as set forth in this Prospectus Supplement with respect to BCI and the distribution to its limited partners, there is no change to the section entitled "Selling Stockholders" in the Prospectus. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.


                                                                                                   SHARES
                                                             SHARES WHICH MAY                  BENEFICIALLY
                                             SHARES          BE SOLD PURSUANT                OWNED  AFTER
                                          BENEFICIALLY       TO THE PROSPECTUS                    OFFERING
                                             OWNED           AND THIS PROSPECTUS
SELLING STOCKHOLDER                      AS OF 4/2/98            SUPPLEMENT                    NUMBER     PERCENT

Berkshire Capital Investors                  2,348                     2,348                     --          *
Ellen Joy Bernstein                            180                       180                     --          *
James Briggs                                   180                       180                     --          *
Taylor Briggs                                  120                       120                     --          *
G. Donald Chandler                             180                       180                     --          *
David Coolidge                                 180                       180                     --          *
Crane & Co.                                    360                       360                     --          *
Archer B. Des Cognets                          180                       180                     --          *
David Fehr                                     180                       180                     --          *
Allan W. Fulkerson                             180                       180                     --          *
Graham Humes                                   180                       180                     --          *
James Hunter                                 1,800                     1,800                     --          *
Geore D. Kennedy                             1,740                     1,740                     --          *
Josiah O. Low                                  360                       360                     --          *
Robert E. McGill                               120                       120                     --          *




Sterling & Francine Clark Art Institute        360                       360                     --          *
Charles H. Mott 1                            4,402                     4,402                     --          *
Stephen F. Selig                               180                       180                     --          *
Lamson Rheinfrank                              180                       180                     --          *
William Sneath                                 180                       180                     --          *
William Sperry                                 180                       180                     --          *
Randy A. Stratton                              180                       180                     --          *
John W. Thoman                                 180                       180                     --          *
Lawrence Weber                                 180                       180                     --          *
Peter S. Willmott 2                         26,610                    26,610                     --          *
Williams College                             3,420                     3,420                     --          *
Walter Craigie                                 180                       180                     --          *
Frank Bell                                     180                       180                     --          *
Barbara Winslow                                720                       720                     --          *
RES Venture Partner                            180                       180                     --          *
Claudine Auge                                   90                        90                     --          *
Berkshire Life Insurance                       540                       540                     --          *
Naomi Pasachoff                                180                       180                     --          *
Northern Berkshire Health Systems              360                       360                     --          *
Richard D. Deveaux                              90                        90                     --          *
Bank of Boston                               1,800                     1,800                     --          *
Robert L. Guyett Family Trust                  180                       180                     --          *
John H. Fitzpatrick                            360                       360                     --          *
H.C. Vanderbilt Trust                          900                       900                     --          *
Dr. and Mrs. Paul Solomon                      180                       180                     --          *
Robert Bashevkin                               180                       180                     --          *
The Berkshires Management Company              180                       180                     --          *
Hugh T. Holland                                180                       180                     --          *



--------
1  Includes 4,222 Shares previously listed in the Prospectus and 180 Shares received as a result of the BCI distribution to limited partners.
2  Includes 26,250 Shares previously listed in the Prospectus and 360 Shares received as a result of the BCI distribution to limited partners.